Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Fourth Quarter and Full Year Sales

Net Sales Increase 8 Percent for the Year

PITTSBURGH, February 29, 2008 – MSA (NYSE) today announced that net sales for the year ended December 31, 2007 were $990.3 million compared with $913.7 million in 2006, an increase of $76.6 million, or 8 percent. Net income for the year ended December 31, 2007 was $67.6 million, or $1.89 per basic share, an increase of $3.7 million, or 6 percent, compared with $63.9 million, or $1.76 per basic share, for 2006.

Net sales for the fourth quarter of 2007 were $267.5 million compared with $256.9 million for the fourth quarter of 2006, an increase of $10.6 million, or 4 percent. Net income for the fourth quarter of 2007 was $17.5 million, or 49 cents per basic share, a decrease of $2.0 million, or 10 percent, compared with $19.5 million, or 54 cents per basic share, for the same quarter last year.

The company’s record fourth quarter sales reflect strong growth in MSA’s International segment, partially offset by somewhat lower sales in North America and Europe. Fourth quarter International sales increased $14.9 million, driven by local currency sales growth in multiple markets, including Australia where local currency sales increased $3.6 million primarily on the strength of a large breathing apparatus order for the Australian Navy. Local currency sales also improved $2.5 million in Latin America, $1.6 million in Asia and $1.5 million in South Africa, primarily due to MSA’s continued focus on growth initiatives in these markets. Currency translation effects increased International segment sales by $4.7 million, when stated in U.S. dollars.

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Fourth quarter sales in Europe were $2.7 million lower, reflecting lower local currency sales in Eastern Europe, partially offset by favorable currency translation effects when stated in U.S. dollars. Fourth quarter 2006 sales included an $8.8 million order for chemical suits for the Slovakian government. For the year, sales by MSA Europe increased 9 percent, though this increase was due to currency translation effects. Local currency orders and sales in Europe were flat to slightly down for the full year in 2007 after very strong growth in the previous year. In 2006 MSA Europe had a large buildup of backlog during the first three quarters of the year, followed by exceptionally strong invoicing in the fourth quarter to liquidate the backlog buildup. In 2007, invoicing was somewhat more timely and left less catch-up invoicing for the fourth quarter. In the fourth quarter of 2007, MSA’s European orders and shipments met expectations but were down compared to the exceptional levels of the previous year. Fourth quarter 2007 earnings in Europe were 74 percent above the comparable earnings of the four quarter of 2005.

In North America, fourth quarter sales were $1.6 million lower than in the same quarter last year, reflecting lower shipments of self-contained breathing apparatus (SCBA).

Fourth quarter net income in MSA’s International segment improved $0.5 million on higher sales, partially offset by higher operating expenses and a one-time income tax charge of $1.7 million for the quarter in Japan. In North America, fourth quarter net income was up $0.5 million, reflecting improved gross margins. Additionally, fourth quarter 2006 net income in North America benefited from a more favorable income tax profile than in the current quarter. In Europe, fourth quarter net income was $1.3 million lower, reflecting the previously mentioned reduction in exceptional shipments of backlog.

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The fourth quarter net loss of $1.4 million in reconciling items relates primarily to currency exchange losses and income taxes on intercompany items that are reported at the corporate level.

Overall, MSA’s income before taxes in the fourth quarter of 2007 was 16 percent greater than in the fourth quarter of 2006. However, the swing in the tax rates caused the decline in quarterly net income. Tax issues were the previously mentioned Japanese tax charge in 2007 while, in the fourth quarter of 2006, the company booked a reduced tax charge of about $3 million due to a lower state tax profile and the reinstatement of the R&D tax credit.

For the year 2007, sales growth in North America was impacted by reduced sales to the U.S. fire service, driven largely by purchasing delays brought forth by a new breathing apparatus standard promulgated by the National Fire Protection Association (NFPA). In Europe, MSA sales growth was due to currency translation as discussed above, while International sales increased 24 percent, most of which was attributable to higher business in local currencies.

Profitability in North America in 2007 was helped by the sale of real estate in the third quarter and a $1.9 million pre-tax gain on the sale the company’s Clifton, New Jersey, plant. Overall for the company, however, the gains on these sales were roughly offset by the costs of exceptional items, including charges related to Project Magellan factory consolidation programs and the realignment of the European management team, major tax charges in Japan and Germany, and other one-time items. Excluding the exceptional tax charges and the increase in European restructuring costs in 2007, European net profit for the year would have shown a percentage increase roughly comparable to the sales increase. Likewise, without the Japanese tax charge of about $1.3 million, International net profit would have had an annual percent increase of 20 percent, close to the percent sales increase.

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“I am very pleased we were able to report record sales for the fourth quarter and the full year,” commented John T. Ryan III, MSA Chairman and CEO. “The sales growth in our International segment is especially satisfying because it is the direct result of our recent initiatives to expand MSA’s presence in these markets. Head protection and fall protection in North America and permanent instruments in Europe made good contributions. Sales growth in North America was achieved despite continuing disruptions in the fire service market that resulted from delays in late 2006 and early 2007 in government funding to fire departments under the Assistance to Firefighters Grant (AFG) program and the transition to new NFPA standards.”

“I am, however, disappointed that we did not achieve our goal of record earnings for the year. Almost all of this shortfall is due to sales below our expectations to the U.S. Fire Service and to exceptional tax charges in Germany and Japan. In the U.S. Fire Service we have in the past identified four major factors in the timing of our business in this sector:

•	U.S. Federal Government funding of the Fire Service (AFG).

•	MSA getting compliance certification of our breathing apparatus to new NFPA standards and producing orders and evaluation samples.

•	MSA’s market share in breathing apparatus orders that have been placed.

•	Customer timing of their purchase decisions.”

Mr. Ryan continued, “Of these factors, the first three worked out well, for the most part, by the end of the fourth quarter. AFG funding is catching up. MSA was the first supplier to achieve compliance certification of our breathing apparatus to the new NFPA standards covering models representing over 80 percent of our sales in this line. We produced the needed customer evaluation samples by mid-fourth quarter and our production is catching up with demand. And our share of customer orders that have been placed is quite satisfactory. The negatives are that the

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positive factors started too late to generate the results we wanted in calendar year 2007 and there was a significant tendency for customers to hold off making purchase decisions in late 2007. The latter was due to multiple factors, particularly the inability of customers to do comparative breathing apparatus evaluations because our competitors either did not have certified products meeting the new NFPA standards or samples for evaluation, the need for customers to figure out how to handle new AFG administrative procedures and delays surrounding the holiday season.”

“In the end, our incoming orders for fire service products in North America were up a little in 2007 over 2006, but not up to our expectations. Our North American military business was higher in 2007 than 2006, but some invoicing opportunities slipped to 2008 due to constraints by external suppliers. MSA business outside of the U.S. Fire Service and the North American military, roughly 80 percent of our total 2007 sales, met our goal of 10 percent growth for the year, particularly helped by strong performance by MSA International, the other good contributors that I noted earlier and a little assistance from favorable changes in exchange rates.” Mr. Ryan said.

“Looking at 2008, our prospects at the present time look favorable in all three of the above markets. We expect that the delay in utilization of AFG funding and in fire department evaluations of equipment meeting the new NFPA standards – factors that have recently constrained our U.S. Fire Service business – are diminishing and that we will benefit with better sales in the first half of 2008. The strong level of incoming orders in this segment in the first two months of 2008 supports this. We also believe that our North American military sales will be higher in 2008 than 2007, and we continue to pursue our long term goal of having our total sales, less North American military and U.S. Fire Service, grow at 10 percent annually. A global recession would significantly hinder this, but this has not yet after two months been evident in the markets that are important to us. Of course, we are only beginning 2008 and the year has a long way to go.”

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“During 2007, we made significant progress on Project Magellan to improve the efficiency of our North American manufacturing operations. These efforts included the relocation of certain manufacturing operations within the U.S. and Mexico to improve facility utilization and efficiency. We also realigned our management team in Europe during the year and expanded the responsibilities of a number of corporate executives to continue our transformation to a fully global company. These initiatives are already resulting in improvements in product costs and more effective management of our global business. I look forward to clear progress from these initiatives in 2008 and future years,” Mr. Ryan noted.

“A milestone in MSA’s global development was reached in 2007 by our sales outside of the United States and Canada exceeding that of these two legacy countries of MSA’s birth and early development. This fits with our global mission and I look forward to growth in both these halves of the world in 2008 and future years.” Mr. Ryan concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Net sales	$267,539	$256,939	$990,252	$913,714
Other income	4,683	1,975	17,396	5,384

	272,222	258,914	1,007,648	919,098

Cost of products sold	166,723	169,648	616,203	568,410
Selling, general and administrative	63,427	55,872	241,138	215,663
Research and development	9,922	6,912	30,196	26,037
Restructuring and other charges	940	219	4,142	6,981
Interest	3,035	2,348	9,913	6,228
Currency exchange (gains) losses	1,127	614	(132)	3,139

	245,174	235,613	901,460	826,458

Income before income taxes	27,048	23,301	106,188	92,640
Provision for income taxes	9,591	3,803	38,600	28,722

Net income	17,457	19,498	67,588	63,918

Basic earnings per share	$.49	$.54	$1.89	$1.76

Diluted earnings per share	$.48	$.53	$1.86	$1.73

Dividends per common share	$.22	$.18	$.84	$.68

Average number of common shares outstanding (basic)	35,470	36,138	35,651	36,366

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2007	December 31, 2006
Current assets
Cash and cash equivalents	$74,981	$61,296
Trade receivables, net	205,737	174,569
Inventories	155,332	137,230
Other current assets	61,000	43,764

Total current assets	497,050	416,859
Property, net	130,445	120,651
Prepaid pension cost	212,304	211,018
Goodwill	87,011	79,360
Other non-current assets	89,496	70,732

Total	1,016,306	898,620

Current liabilities
Notes payable and current portion of long-term debt	$54,676	$2,340
Accounts payable	50,648	39,441
Other current liabilities	103,865	85,654

Total current liabilities	209,189	127,435
Long-term debt	103,726	112,541
Pensions and other employee benefits	126,790	110,966
Deferred tax liabilities	100,934	100,969
Other non-current liabilities	14,136	8,856
Shareholders’ equity	461,531	437,853

Total	1,016,306	898,620

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Net sales
North America	$130,686	$132,255	$515,142	$503,357
Europe	70,381	73,089	238,294	219,241
International	66,472	51,595	236,816	191,116

Total	267,539	256,939	990,252	913,714

Net income
North America	$13,174	$12,638	$48,104	$42,658
Europe	2,764	4,045	6,829	8,851
International	2,932	2,470	14,444	13,087
Reconciling	(1,413)	345	(1,789)	(678)

Total	17,457	19,498	67,588	63,918

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